UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 20, 2020

AMN HEALTHCARE SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16753	06-1500476
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8840 Cypress Waters Boulevard, Suite 300 Dallas, Texas 75019
(Address of principal executive offices) (Zip Code)

(866) 871-8519
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AMN	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01.	Entry into a Material Definitive Agreement.

On October 20, 2020, AMN Healthcare, Inc. (the “Issuer”), a wholly owned subsidiary of AMN Healthcare Services, Inc. (the “Company”), completed the issuance of $350.0 million aggregate principal amount of 4.000% Senior Notes due 2029 (the “Notes”).

The Notes were issued pursuant to an Indenture (the “Indenture”), dated as of October 20, 2020, by and among the Issuer, the Company, the subsidiary guarantors party thereto (collectively, together with the Company, the “Guarantors”) and U.S. Bank National Association, as trustee, and are senior unsecured obligations of the Issuer. The Guarantors have guaranteed (the “Guarantees”) the Issuer’s obligations under the Notes and the Indenture on a senior unsecured basis. The Guarantors include the Company and the subsidiaries of the Issuer that guarantee the Issuer’s credit facilities.

The Notes will mature on April 15, 2029. Interest on the Notes will be payable semi-annually in arrears on April 15 and October 15 of each year, commencing April 15, 2021.

The Notes will rank pari passu in right of payment with all of the Issuer’s existing and future senior indebtedness, senior to all of the Issuer’s existing and future subordinated indebtedness and effectively subordinated to all of the Issuer’s existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness.

The Guarantees will be each Guarantor’s senior unsecured obligations and will rank pari passu in right of payment with all of such Guarantor’s existing and future senior indebtedness, senior to all of such Guarantor’s existing and future subordinated indebtedness and effectively subordinated to all of such Guarantor’s existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness.

The Notes and the Guarantees will be structurally subordinated to all existing and future indebtedness and other liabilities and preferred stock of any of the Issuer’s subsidiaries that do not guarantee the Notes.

At any time and from time to time on and after April 15, 2024, the Issuer will be entitled at its option to redeem all or a portion of the Notes upon not less than 10 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date) set forth below, plus accrued and unpaid interest, if any, to (but excluding) the redemption date (subject to the right of holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve month period commencing on April 15 of the years set forth below:

Period	Redemption Price
2024	102.000%
2025	101.000%
2026 and thereafter	100.000%

At any time and from time to time prior to April 15, 2024, the Issuer may also redeem Notes with the net cash proceeds of certain equity offerings in an aggregate principal amount not to exceed 40% of the aggregate principal amount of the Notes issued, at a redemption price (expressed as a percentage of principal amount) of 104.000% of the principal amount thereof plus accrued and unpaid interest, if any, to (but excluding) the applicable redemption date.

In addition, the Issuer may redeem some or all of the Notes at any time and from time to time prior to April 15, 2024 at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest thereon, if any, to (but excluding) the applicable redemption date, plus a “make-whole” premium based on the applicable treasury rate plus 50 basis points.

Upon the occurrence of specified change of control events as defined in the Indenture, the Issuer must offer to repurchase the Notes at 101% of the principal amount, plus accrued and unpaid interest, if any, to (but excluding) the purchase date.

The Indenture contains covenants that, among other things, restrict the ability of Company, the Issuer and their restricted subsidiaries to:

•	sell assets;

•	pay dividends or make other distributions on capital stock, make payments in respect of subordinated indebtedness or make other restricted payments;

•	make certain investments;

•	incur or guarantee additional indebtedness or issue preferred stock;

•	create certain liens;

•	enter into agreements that restrict dividends or other payments from their restricted subsidiaries to the Issuer, the Company or their restricted subsidiaries;

•	consolidate, merge or transfer all or substantially all of their assets;

•	engage in transactions with affiliates; and

•	create unrestricted subsidiaries.

These covenants are subject to a number of important exceptions and qualifications. The Indenture contains affirmative covenants and events of default that are customary for Indentures governing high yield securities.

The Notes and the Guarantees are not subject to any registration rights agreement.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is hereby incorporated in this Item 2.03 by reference.

ITEM 8.01.	Other Events.

Following the completion of the issuance of the Notes, the Issuer expects to complete the previously announced redemption of all of its outstanding $325.0 million aggregate principal amount of senior unsecured notes due 2024 on November 4, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMN Healthcare Services, Inc.

Date: October 20, 2020	By:	/s/ Brian Scott
Brian Scott
Chief Financial Officer